Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-863-4193

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2015 THIRD QUARTER RESULTS

•	Third quarter earnings of $7,312,000, or $0.30 per diluted common share, increased 9% from the 2014 third quarter

•	75% of year-to-date earnings came from our consumer lending businesses

•	Consumer loans originated by Medallion Bank grew 31% from a year ago

•	Managed assets were $1.621 billion, including $1.073 billion at Medallion Bank, both all-time highs

•	Net interest margin was 6.89% on a combined basis

•	Quarterly distribution of $0.25 per share declared

NEW YORK, NY – November 4, 2015 – Medallion Financial Corp. (Nasdaq: TAXI) announced that earnings, or net increase in net assets resulting from operations, were $7,312,000 or $0.30 per diluted common share and $22,466,000 or $0.92 in the 2015 third quarter and nine months, up $618,000 or 9% and $1,902,000 or 9% from $6,694,000 or $0.27 per share and $20,564,000 or $0.82 in the 2014 third quarter and nine months, primarily reflecting higher net realized/unrealized gains, partially offset by lower net interest income and noninterest income higher operating expenses in the quarter and higher net interest income in the nine months.

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Medallion Financial Announces 2015 Third Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $6,956,000 in the 2015 third quarter, compared to $6,747,000 in the 2014 period, an increase of $209,000 or 3%. Medallion Bank’s consumer lending portfolio grew 31% over the last year, including 10% in the third quarter, all with a decrease in delinquencies from a year ago, and with loss rates remaining at low levels.

Medallion Financial’s net interest margin was 5.92% for the 2015 third quarter, compared to 7.20% in the third quarter of 2014, and was 6.58% in the nine months, compared with 6.51% in the 2014 period, primarily reflecting higher levels of interest, dividends from Medallion Bank, and portfolio growth, partially offset by lower levels of interest recoveries. On a combined basis with Medallion Bank, the net interest margin was 6.89% in the quarter and 6.99% in the nine months, compared to 7.40% and 7.16% a year ago. The net interest margins demonstrate the strong portfolio earning power of Medallion and the Bank, and such margins remained at high levels.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2015 third quarter and year-to-date results which is the highest in the history of the Company. While taxi medallion lending continues to have virtually zero losses and remains profitable, the majority of our earnings now arise from non-taxi related loan products, primarily from our consumer lending businesses, which was responsible for 75% of our earnings in the 2015 nine months. We anticipate that this area will contribute to earnings at an increasing rate as we continue to grow these portfolios.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolios, and an experienced management team.”

“On a combined basis with Medallion Bank, loans 90 days or more past due were 1.5%, compared to 1.0% last quarter,” said Mr. Hall. “Medallion loans 90 days or more past due were 2.5% of the combined medallion loan portfolio, up from 1.3% last quarter. This rate is still down from historical levels, such as during the first 10 years of being a public company when delinquencies averaged 3%, yet the Company still experienced virtually no losses on medallion loans during such period. The current loan to value of our combined taxi medallion portfolio was 74% last quarter. Additionally, we also have personal guarantees on virtually all of these loans. Our net unrealized appreciation on the loan and equity portfolios was 2.35%, compared to 1.94% last quarter. Medallion Bank had aggregate loan loss reserves of 2.07%, essentially unchanged from 2.10% last quarter and 1.99% a year ago,” said Mr. Hall.

Medallion Financial had realized gains of 2.16% in the 2015 nine months, compared to losses of 0.28% in the year ago period, and Medallion Bank had a net loss rate of 0.99% in the 2015 nine months, compared to 0.73% in the 2014 period, both further evidencing the solid credit performance of our businesses.

“Medallion’s debt to equity ratio was 1.36 to 1, providing room for increasing our leverage and growing our businesses down the road,” said Mr. Hall.

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

Medallion loans outstanding were $309,432,000 at quarter end, up $5,930,000 or 2% from $303,502,000 a year ago, representing 54% of the investment portfolio compared to 60% a year ago, and were yielding 4.08%, compared to 4.06% a year ago, reflecting portfolio growth and the repricing of the existing portfolio to higher current market interest rates. The increase in outstandings primarily reflected portfolio growth in New York. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $678,933,000 at quarter end, down $37,793,000 or 5% from $716,726,000 a year ago. The decrease in managed medallion loan outstandings primarily reflected management’s decision to cull weaker and less profitable credits from the portfolio.

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Medallion Financial Announces 2015 Third Quarter Results p. 3

The commercial loan portfolio was $72,292,000 at quarter end, compared to $64,256,000 a year ago, an increase of $8,036,000 or 13%, and represented 13% of the investment portfolio in both periods. The increase primarily reflected growth in the high-yield mezzanine portfolio. Commercial loans yielded 12.34% at quarter end, up 7% from 11.49% a year ago, primarily reflecting changes in the portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $114,389,000 at quarter end, up $6,930,000 or 6% from $107,459,000 a year ago, primarily reflecting the changes described above and increases in the asset-based loan portfolio at Medallion Bank, partially offset by an increase in asset-based loan participations purchased.

Investments in Medallion Bank and other controlled subsidiaries were $154,456,000 at quarter end, up $26,748,000 or 21% from $127,708,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, dividends paid, portfolio sales, and net appreciation, and which represented 27% of the investment portfolio, compared to 25% a year ago, and which yielded 14.57% at quarter end, compared to 10.69% a year ago, primarily reflecting the dividends from Medallion Bank.

Equity investments were $5,435,000 at quarter end, down $2,393,000 or 31% from $7,828,000 a year ago, primarily reflecting increased equity investments offset by portfolio depreciation, and which represented 1% of the investment portfolio, compared to 2% a year ago, and had a dividend yield of 1.06%, compared to 0.61% a year ago. Investment securities were $29,963,000 at quarter end, compared to $0 a year ago, representing 5% of the net investment portfolio, and had a yield of 0.45%, reflecting new investment activity.

Medallion Bank’s consumer loan portfolio increased $139,715,000 or 31% to $596,405,000 at quarter end from $456,690,000 a year ago, and represented 41% of the managed loan portfolio, compared with 35% a year ago. The consumer loan portfolio yielded 14.19% compared to 14.94% a year ago, primarily reflecting changes in the portfolio mix to loans with higher credit scores including our home improvement lending division where average FICO scores exceed 750. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios.

Overall total managed assets increased $136,000,000 or 9% to $1,621,000,000 at quarter end, up from $1,485,000,000 a year ago. The Company’s net asset value, or book value per share, increased 3% from $11.05 a year ago to $11.37 at September 30, 2015. This increase is primarily a result of the ability of Medallion Bank to retain earnings in addition to it providing a steady dividend source to its parent company, Medallion Financial.

The Company also announced a distribution of $0.25 per share for the 2015 third quarter, up from $0.24 per share a year ago. This brings the total distributions declared over the last four quarters to $0.99, up 4% from $0.95 in the prior four quarters, and equates to a yield of 11% based on the closing price of the Company’s stock on November 3, 2015. The current distribution will be paid on November 20, 2015 to shareholders of record on November 13, 2015. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $248,000,000 or $14.06 per share in distributions.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2014 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Total investment income	$10,665	$11,379	$33,334	$30,289
Total interest expense	2,402	2,222	6,957	6,282

Net interest income	8,263	9,157	26,377	24,007

Total noninterest income	121	136	287	435

Salaries and benefits	2,916	2,906	9,234	8,431
Professional fees	374	70	1,153	623
Occupancy expense	221	207	669	588
Other operating expenses	637	882	2,138	2,320

Total operating expenses	4,148	4,065	13,194	11,962

Net investment income before income taxes	4,236	5,228	13,470	12,480
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	4,236	5,228	13,470	12,480

Net realized gains (losses) on investments	353	(193)	8,576	(1,051)

Net change in unrealized appreciation (depreciation) on investments	(3,925)	(1,723)	(12,868)	20
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	6,648	3,382	13,288	9,115

Net unrealized appreciation on investments	2,723	1,659	420	9,135

Net realized/unrealized gains on investments	3,076	1,466	8,996	8,084

Net increase in net assets resulting from operations	$7,312	$6,694	$22,466	$20,564

Net investment income after income taxes per common share
Basic	$0.17	$0.21	$0.55	$0.50
Diluted	0.17	0.21	0.55	0.50

Net increase in net assets resulting from operations per common share
Basic	$0.30	$0.27	$0.92	$0.83
Diluted	0.30	0.27	0.92	0.82

Distributions declared per share	$0.25	$0.24	$0.75	$0.72

Weighted average common shares outstanding
Basic	24,290,502	24,924,433	24,387,726	24,872,230
Diluted	24,340,913	25,118,420	24,461,390	25,107,905

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2015	December 31, 2014
Assets
Medallion loans, at fair value	$309,432	$311,894
Commercial loans, at fair value	72,292	86,684
Investment in Medallion Bank and other controlled subsidiaries, at fair value	154,456	136,848
Equity investments, at fair value	5,435	7,710
Investment securities, at fair value	29,963	—

Net investments	571,578	527,601

Cash and cash equivalents	36,948	47,083
Accrued interest receivable	950	988
Fixed assets, net	189	256
Foreclosed properties	37,882	47,502
Goodwill, net	5,099	5,099
Other assets, net	8,651	3,758

Total assets	$661,297	$632,287

Liabilities
Accounts payable and accrued expenses	$5,158	$6,651
Accrued interest payable	1,294	2,171
Funds borrowed	377,928	348,795

Total liabilities	384,380	357,617

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	276,917	274,670

Total liabilities and shareholders’ equity	$661,297	$632,287

Number of common shares outstanding	24,347,089	24,620,623
Net asset value per share	$11.37	$11.16

Total managed loans	$1,389,727	$1,291,646
Total managed assets	1,620,912	1,497,295